UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2011

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 130 Burlington, Massachusetts	01803-4238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 270-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

C. William Zadel, a director of CIRCOR International, Inc. (the “Company”), passed away on September 8, 2011. Following Mr. Zadel’s passing, the Company currently only has two directors serving on its Audit Committee. On September 13, 2011, the Company notified the New York Stock Exchange (the “NYSE”) that the Company was deficient in meeting the requirements of Section 303A.07(a) of the NYSE Listed Company Manual, which requires three independent directors to serve on a listed company’s Audit Committee. The Company also notified the NYSE that Mr. Zadel’s passing resulted in the Company’s classes of directors not being of approximately equal size in accordance with the requirements of Section 304.00 of the NYSE Listed Company Manual. Because these deficiencies are due to the death of a director, however, the NYSE provides for a six-month grace period to cure such deficiencies. The Company intends to cure the deficiencies by appointing an additional independent director to the Company’s Board of Directors within the six-month grace period.

Item 8.01	Other Events.

On September 12, 2011, the Company issued a press release announcing the passing of one of the members of its Board of Directors, C. William Zadel. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release regarding the passing of Director C. William Zadel, dated September 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCOR INTERNATIONAL, INC.

Date: September 13, 2011	By:	/s/ Alan J. Glass
	Name:	Alan J. Glass
	Title:	Vice President, General Counsel & Secretary